Exhibit 4.1

9th AMENDMENT

TO THE 2nd RENEWAL OF RAGNAROK LICENSE AND DISTRIBUTION AGREEMENT

THIS AMENDMENT (“Amendment”) is made and entered into on this 29th day September, 2017 (“Effective Date”) by and between Gravity Co., Ltd., a corporation duly organized and existing under the laws of the Republic of Korea (hereinafter referred to as “Korea”) and having its principle office at 15F Nuritkum Square R&D Tower, Worldcup Bukro 396, Mapo-Gu, Seoul, 03925, Korea (“Licensor”) and GungHo Online Entertainment, Inc., a corporation duly organized and existing under the laws of Japan and having its principal office at 1-11-1 Marunouchi, Chiyoda-ku, Tokyo, 100-6221 Japan (“Licensee”).

WHEREAS, Licensor and Licensee (“Parties”) entered into the 2nd Renewal of Ragnarok License and Distribution Agreement dated September 29, 2006 (“Original Agreement”).

WHEREAS, the Parties entered into the several Amendments (“Prior Amendments”) listed in the table below. Each amendment shall be hereinafter referred to such name as defined in the Note of the table below.

Title	Signed Date	Note
Amendment to the 2nd Renewal of Ragnarok License and Distribution Agreement	Dec. 17, 2007	1st AMENDMENT
Amendment to the 2nd Renewal of Ragnarok License and Distribution Agreement	Sep. 9, 2008	2nd AMENDMENT
Amendment to the 2nd Renewal of Ragnarok License and Distribution Agreement	Sep. 29, 2009	3rd AMENDMENT
Amendment to the 2nd Renewal of Ragnarok License and Distribution Agreement	Nov. 1, 2009	4th AMENDMENT
2nd Amendment to the 2nd Renewal of Ragnarok License and Distribution Agreement	May. 31, 2010	5th AMENDMENT
Amendment to the 2nd Renewal of Ragnarok License and Distribution Agreement	Aug. 23, 2011	6th AMENDMENT
7th AMENDMENT TO THE 2nd RENEWAL OF RAGNAROK LICENSE AND DISTRIBUTION AGREEMENT	Sep 29, 2012	7th AMENDMENT
8th Amendment to the 2nd Renewal of Ragnarok License and Distribution Agreement	Sep 29, 2015	8th AMENDMENT

WHEREAS, the Parties hereto desires to amend the Original Agreement amended by Prior Amendments (hereinafter referred to as “The Agreement”) as specified below.

NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein, Licensor and Licensee agree as follows:

1

1.	Renewal Term

The Parties agree to extend the term of The Agreement for two (2) years (“Renewed Term”) from September 29, 2017 with conditions stated below in this Amendment. The newly extended term of The Agreement shall be from September 29, 2017 to September 28, 2019 without any License Fee.

2.	Royalty Payment

Licensee shall pay to Licensor as Royalty Payments Forty percent (40%) of the Net Revenue during the Renewed Term. All other Royalty Payment and Report conditions shall remain the same as set out in The Agreement.

3.

Technical Support
During the Renewed Term, Licensor shall make commercially reasonable efforts to provide the same level of technical support for the Game as that provided by Licensor to Licensee during the preceding Renewed Term set forth in the 8th AMENDMENT (from September 29, 2015 to September 28, 2017).

4.

Continuing Effectiveness of the Original Agreement
Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in The Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

5.	Effective Date All the Articles of The Agreement amended by this Amendment shall be effective and applicable on and from Effective Date of this Amendment as said above.

IN WITNESS WHEREOF, the Parties have caused their respective representatives to execute this Amendment in duplicate and each party retains one copy.

GRAVITY Co., Ltd.		GungHo Online Entertainment, Inc.

By:		By:
Name:	Hyun Chul Park	Name:	Kazuki Morishita
Title:	CEO	Title:	President & CFO

2